UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2005

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

This Current Report on Form 8-K/A is being filed by the Mohegan Tribal Gaming Authority (the “Authority”) to supplement the Authority’s Current Report on Form 8-K (the “Prior Report”), dated August 28, 2005 and filed on August 30, 2005. The Prior Report announced the results of the election for the Mohegan Tribal Council (the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”)).

The Authority is governed by a nine-member Management Board consisting of the nine members of the Mohegan Tribal Council. Any change in the composition of the Mohegan Tribal Council results in a corresponding change in the Authority’s Management Board.

The Authority is filing this 8-K/A to announce that on October 3, 2005 the new Chairman and other officers of the Tribal Council were determined by the newly elected council members. Bruce S. Bozsum will serve as Chairman, Lynn Malerba will serve as Vice-Chairwoman, William Quidgeon Jr. will serve as Treasurer, Allison Johnson will serve as Recording Secretary and Roberta Harris-Payne will serve as Corresponding Secretary. The terms of office correspond to each officer’s term as a member of the Mohegan Tribal Council (as detailed in the Prior Report), pursuant to the Tribe’s Constitution.

In addition, on October 5, 2005 the members of the Authority’s Audit Committee were determined by the new Management Board. Mark F. Brown, Mark Hamilton, Roberta Harris-Payne, Allison Johnson and William Quidgeon Jr. will each serve as members of the Audit Committee for terms corresponding to their terms as members of the Management Board.

Information concerning material related transactions between the new Tribal Council members and the Authority was unavailable at the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 7, 2005	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board